Exhibit 10.7

ATLAS ENERGY GROUP, LLC

2015 LONG-TERM INCENTIVE PLAN

PHANTOM UNIT GRANT AGREEMENT

(NON-EMPLOYEE DIRECTOR)

THIS PHANTOM UNIT GRANT AGREEMENT (this “Agreement”) is made as of [DATE] (the “Date of Grant”) by and between Atlas Energy Group, LLC, a Delaware limited liability company (the “Company”), and [PARTICIPANT] (the “Participant”).

WHEREAS, the Company’s 2015 Long-Term Incentive Plan (the “Plan”) provides for the grant of phantom units in accordance with the terms and conditions of the Plan;

WHEREAS, the Committee has determined that it would be in the best interest of the Company to grant the phantom units described herein on the terms and conditions hereinafter set forth; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Plan.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Grant of Phantom Units.

Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to the Participant [NUMBER] phantom units, subject to the restrictions set forth below and in the Plan (the “Phantom Units”).

2.	Phantom Unit Account.

Phantom Units represent hypothetical common units of the Company (“Units”), and not actual Units. The Company shall establish and maintain a Phantom Unit account, as a bookkeeping account on its records (the “Phantom Unit Account”), for the Participant and shall record in such account the number of Phantom Units granted to the Participant. No Units shall be issued to the Participant at the time the grant is made, and the Participant shall not be, nor have any of the rights or privileges of, a unitholder of the Company with respect to any Phantom Units recorded in the account. The Participant shall not have any interest in any fund or specific assets of the Company by reason of this grant or the Phantom Unit Account established for the Participant.

3.	Vesting.

Except as otherwise provided in Sections 4(b) and 7, the Participant will become vested in the Phantom Units awarded pursuant to this Agreement and credited to the Participant’s Phantom Unit Account according to the following vesting schedule, provided the Participant does not cease to be a non-employee member of the Board prior to the applicable vesting date (the “Vesting Date”):

Vesting Date	Vested Phantom Units
[VESTING SCHEDULE		]

The vesting of the Phantom Units shall be cumulative, but shall not exceed 100% of the Phantom Units. If the foregoing schedule would produce fractional Phantom Units, the number of Phantom Units that vest shall be rounded down to the nearest whole Phantom Unit.

4.	Termination of Phantom Units.

(a) Except as provided in Sections 4(b), upon the Participant’s termination as a non-employee member of the Board (“Termination of Service”) prior to the Vesting Date for any portion of the Phantom Units, the Phantom Units credited to the Participant’s Phantom Unit Account that have not vested as of such Vesting Date shall terminate and the corresponding Units shall be forfeited as of the termination date.

(b) Notwithstanding Section 4(a), upon the Participant’s Termination of Service by reason of death or Disability, any unvested Phantom Units shall immediately vest.

5.	Settlement of Phantom Units.

(a) On [DATE] of each calendar year, or the next business day after [DATE], if [DATE] is not a business day (the “Distribution Date”), all of the Phantom Units credited to the Participant’s Phantom Unit Account that vested during such calendar year pursuant to Section 3 shall become converted to, at the Participant’s election prior to the applicable Distribution Date, Units to be issued under the Plan or the cash equivalent value based on the Fair Market Value of such vested Phantom Units on the Distribution Date. The Units or cash, as applicable, shall be distributed to the Participant within 10 business days after the Distribution Date. Notwithstanding the immediately preceding sentence, if a Change in Control occurs, all of the Phantom Units credited to the Participant’s Phantom Unit Account that have not previously been distributed or forfeited shall be converted and distributed to the Participant as described in the immediately preceding sentence on the date of the Change in Control.

(b) The obligation of the Company to deliver Units shall be subject to the condition that if, at any time, the Committee shall determine in its discretion that the listing, registration, or qualification of the Units upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of the Units, the Units may not be issued in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The issuance of Units to the Participant pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

(c) The Participant understands and agrees that the sale of any Units received by the Participant in settlement of the Phantom Units will be subject to, and must comply with, the Company’s Insider Trading Policy.

6.	DERs.

Until such time as the Phantom Units are paid or forfeited, if a cash distribution is paid by the Company on its Units, a DER will be paid to the Participant equal to the value of the cash payment that would have been paid if such Phantom Units credited to the Participant’s Phantom Unit Account at the time of the declaration of the cash payment had been Units. The DERs shall be paid to the Participant on the date on which the distribution is paid by the Company on Units.

7.	Change in Control.

The provisions of the Plan applicable to a Change in Control shall apply to the Phantom Units, and, in the event of a Change in Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

8.	Acknowledgment by Participant.

By executing this Agreement, the Participant hereby acknowledges that with respect to any right granted to the Participant pursuant to this Agreement, the Participant is and shall be an unsecured creditor of the Company without any preference as against other unsecured general creditors of the Company, and the Participant hereby covenants for himself or herself, and anyone at any time claiming through or under the Participant, not to claim any such preference, and hereby disclaims and waives any such preference that may at any time be at issue, to the fullest extent permitted by applicable law.

9.	Grant Subject to Plan Provisions.

This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. This grant is subject to the interpretations, regulations, and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification, or listing of the Units, (c) changes in capitalization of the Company, and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. By receiving this grant, the Participant hereby agrees to be bound by the terms and conditions of the Plan and this Agreement. The Participant further agrees to be bound by the determinations and decisions of the Committee with respect to this Agreement and the Plan and the Participant’s rights to benefits under this Agreement and the Plan and agrees that all such determinations and decisions of the Committee shall be binding on the Participant, his or her beneficiaries, and any other person having or claiming an interest under this Agreement and the Plan on behalf of the Participant.

10.	Withholding.

Any amounts received upon settlement of Phantom Units pursuant to Section 5, and the payment of cash for any DERs pursuant to Section 6, is treated as taxable income to the Participant, and the Participant (or the Participant’s legal representative in the event of the death of the Participant) shall be solely responsible for all tax consequences that result in respect of the Phantom Units, as well as any subsequent sale of any Units received by the Participant in respect of the Phantom Units, and the payment of cash with respect to DERs. The Company, in its sole discretion, may also deduct from any compensation or other amounts owing to the Participant, including by payroll deduction or withholding of Units, the amount of any applicable income tax withholding and employment taxes, to the extent determined by the Company to be required to be withheld (“Tax Withholding”), with respect to the Phantom Units and the payment of cash with respect to DERs. If the Committee determines that Units may be used to satisfy Tax Withholding, such Units shall be valued based on their Fair Market Value at the time the Tax Withholding is required to be made; provided, however, that not more than the legally required minimum Tax Withholding amount may be settled by Unit withholding. If the Participant fails to pay any Tax Withholding in the manner and at the time specified by the Company or its agent, after receiving written notice from the Company or its agent, the Company is authorized in its sole discretion to cancel such Phantom Units or DERs, as applicable, in which case the Phantom Units or DERs, as applicable, shall be forfeited and shall not be paid to the Participant.

11.	Adjustment of and Changes in Units of the Company.

The Phantom Units shall be subject to adjustment by the Committee in connection with a transaction or event as provided for in Section 4(a) of the Plan.

12.	No Service Rights.

This grant shall not confer upon the Participant any right to be retained as a non-employee member of the Board.

13.	No Unitholder Rights.

Neither the Participant, nor any person entitled to receive Units hereunder in the event of the Participant’s death, shall have any of the rights and privileges of a unitholder until the Units have been issued to Participant in settlement of the Phantom Units.

14.	Assignment and Transfers.

Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered, or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Phantom Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution, or similar process upon the rights or interests hereby conferred, the Committee may terminate the Phantom Units by notice to the Participant, and the Phantom Units and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company. This Agreement may be assigned to a third party by the Company without the Participant’s consent.

15.	Governing Law.

The validity, construction, interpretation, and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

16.	Section 409A.

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption therefrom, and payments may only be made under this Agreement upon an event and in a manner that does not cause the imposition of tax penalties under Section 409A of the Code. To the maximum extent permitted under Section 409A of the Code, the benefits provided under this Agreement are intended to be subject to a “substantial risk of forfeiture” under Section 409A of the Code, and will be paid within the “short term deferral period” following the lapse of the applicable forfeiture conditions. In no event may the Participant, directly or indirectly, designate the calendar year of a payment.

17.	Amendment.

This Agreement may be amended by the Board or the Committee at any time, subject to the provisions of Section 7(b) of the Plan. Notwithstanding anything herein to the contrary, to the extent that Participant is subject to an agreement that is inconsistent herewith, such agreement shall prevail as long as it does not violate the Plan.

18.	Notice.

Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of its Chief Legal Officer at its executive offices at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103 or at such other address as to which the Company shall have notified the Participant in writing, and any notice to the Participant shall be addressed to such Participant at the current address shown in the records of the Company, or to such other address as the Participant may designate to the Company. Any notice shall be delivered by hand or by a recognized courier service such as FedEx or UPS, sent by telecopy, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the Date of Grant.

ATLAS ENERGY GROUP, LLC

By:
Name: Title:

I hereby accept the award of Phantom Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby agree that all of the decisions, interpretations, and determinations of the Committee or Board with respect to the Plan or this Agreement shall be final and binding.

Date	[PARTICIPANT], Participant